        As filed with the Securities and Exchange Commission on August 2, 1996
                                                    Registration No. 33-
===============================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-8

                                Registration Statement
                                        Under
                              The Securities Act of 1933

                               IDM ENVIRONMENTAL CORP.
                               -----------------------
                (Exact name of registrant as specified in its charter)

          NEW JERSEY                                     22-2194790
- ----------------------------                         -------------------
(State or other jurisdiction                           (IRS Employer
     of incorporation)                               Identification No.)

    396 WHITEHEAD AVENUE, SOUTH RIVER, NEW JERSEY                       08882
    (Address of Principal Executive Offices)                         (Zip Code)


                               IDM ENVIRONMENTAL CORP.
                          1996 STOCK OPTION GRANTS PURSUANT
                          TO WRITTEN COMPENSATION AGREEMENT
                          ---------------------------------
                               (Full title of the plan)


                                                       Copy to:
                 JOEL FREEDMAN                      MICHAEL SANDERS
            IDM ENVIRONMENTAL CORP.               VANDERKAM & SANDERS
                  P.O. BOX 388                       1111 CAROLINE
              396 WHITEHEAD AVENUE                    SUITE 2905
         SOUTH RIVER, NEW JERSEY 08882            HOUSTON, TEXAS 77010
                 (908) 390-9550                      (713) 655-0015
         -----------------------------
         (Name, address and telephone
          number of agent for service)


    APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM   AMOUNT OF
TITLE OF SECURITIES           AMOUNT TO BE  OFFERING PRICE PER  AGGREGATE OFFERING REGISTRATION
TO BE REGISTERED             REGISTERED (1)     SHARE (2)             PRICE             FEE
- -----------------------------------------------------------------------------------------------
Common Stock, $.001 par value    50,000         $3.23125           $161,562.50       $100.00
===============================================================================================

(1) Calculated in accordance with Rule 457(h) solely for the purpose of determining the registration fee. The offering price is the exercise price of the outstanding options granted.

===============================================================================

                                        PART I

                   INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


ITEM 1.  PLAN INFORMATION

    Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

    Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

    (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.
    (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 1996.
    (c) The description of securities included in Form 8-A declared effective by the Commission on April 26, 1994 (Commission File No. 0-23900).

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Articles of Incorporation, as amended, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by New Jersey law. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by the Business Corporation Act of the State of New Jersey. Section 14A:3-5 of the New Jersey Business Corporation Act authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with New Jersey law. Section 14A:3-5 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal
liability for monetary damages for breach of that duty.   The provisions do
not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

    The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8.  EXHIBITS

    4.1  Agreement dated June    , 1996 with Arle L. Pierro
    5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered
    23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)
    23.2 Consent of Samuel Klein and Company

ITEM 9.  UNDERTAKINGS

    (a)  The registrant hereby undertakes:

         (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
         (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South River, State of New Jersey on the 31st day of July, 1996.

                                  IDM ENVIRONMENTAL CORP.

                                  By: /s/ Joel Freedman
                                     ---------------------------------------
                                      JOEL FREEDMAN, PRESIDENT

    Each of the undersigned officers and directors of IDM Environmental Corp. hereby constitutes and appoints Joel Freedman and Frank Falco, and each of them singly, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to enable IDM Environmental Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    SIGNATURES                          TITLE                        DATE
    ----------                          -----                        ----
 /s/ Joel Freedman        President, Chief Executive Officer       July 31, 1996
- -----------------------   and Director (Principal Executive
JOEL FREEDMAN             Officer)

 /s/ Frank A. Falco       Chairman of the Board, Chief             July 31, 1996
- -----------------------   Operating Officer, Executive Vice
FRANK A. FALCO            President and Director

 /s/ Michael B. Killeen   Treasurer and Chief Financial Officer    July 31, 1996
- -----------------------   (Principal Financial and Accounting
MICHAEL B. KILLEEN        Officer)

- -----------------------   Director                                 July   , 1996
MORI AARON SCHWEITZER

- -----------------------   Director                                 July   , 1996
FRANK PATTI

 /s/ Robert McGuinness    Director                                 July 31, 1996
- -----------------------
ROBERT MCGUINNESS

                                    EXHIBIT INDEX


EXHIBIT NO.                        DESCRIPTION                         PAGE NO.
- -----------                        -----------                         --------

    4.1     Agreement dated June     , 1996 with Arle L. Pierro.........      7

    5.1     Opinion and consent of Vanderkam & Sanders re: the legality
            of the shares being registered..............................     10

    23.1    Consent of Vanderkam & Sanders (included in Exhibit 5.1)

    23.2    Consent of Samuel Klein and Company.........................     11